Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following table sets forth the subsidiaries of Capital Bancorp,Inc. at December 31, 2006.

SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING SECURITIES OWNED
Capital Bank & Trust Company	Tennessee	100%
Capital Bancorp Capital Trust I	Delaware	100%